Exhibit 99.8

CONSENT OF KENT W. COLTON, PROSPECTIVE DIRECTOR

The undersigned, a prospective director of Apple REIT Nine, Inc., a Virginia corporation (the “Company”), hereby (i) consents to being nominated for the position of director of the Company and to serve as such if elected, and (ii) consents to being named as a prospective director in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by the Company (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of August 7, 2013, as amended, among Apple REIT Seven, Inc., Apple REIT Eight, Inc. and the Company.

/s/ Kent W. Colton
Kent W. Colton

Dated: October 23, 2013